Quest Resource Holding Corporation Extends Debt Maturities Enhancing Financial Flexibility

Garnered Support from Existing Lenders

Reflects Board’s Ongoing Commitment to Position Quest For Long-Term Success

THE COLONY, TX – April 1, 2024 – Quest Resource Holding Corporation (NASDAQ: QRHC) (“Quest” or the “Company”), a national leader in environmental waste and recycling services, today announced that it has extended the maturity dates for its existing credit facilities held by Monroe Capital Management Advisors, LLC and PNC Bank, NA.

The Monroe Credit Agreement maturity date has been extended to October 19, 2026, among other changes, and the PNC Credit Agreement’s maturity date has been extended to April 19, 2026. In addition, the PNC Credit Agreement has been amended to upsize the Revolving Credit Commitments (as defined in the PNC Loan Agreement), to adjust the interest rate, and to provide for an equipment term loan of up to $5 million, among other changes.

S. Ray Hatch, President and Chief Executive Officer of Quest, said, “Extending our debt maturities meaningfully increases our financial flexibility, and I am grateful for the support and engagement of our lenders. It is a testament to their belief in Quest and to the strength of our core business and ongoing improvements we are making.”

Daniel Friedberg, Quest’s Chairman of the Board, added, “On our most recent earnings call, we announced that our Board of Directors and management team formed a committee that, with the assistance of an independent financial advisor, will evaluate alternative long-term debt structures to lower our cost of capital and support future growth. The successful execution of this debt extension is an important first step in the committee’s efforts as we continue to position the Company for ongoing success.”

Additional information regarding the amended credit agreements will be filed with the U.S. Securities and Exchange Commission.

About Quest Resource Holding Corporation

Quest is a national provider of waste and recycling services that enable larger businesses to excel in achieving their environmental and sustainability goals and responsibilities. Quest delivers focused expertise across multiple industry sectors to build single-source, client-specific solutions that generate quantifiable business and sustainability results. Addressing a wide variety of waste streams and recyclables, Quest provides information and data that tracks and reports the environmental results of Quest’s services, gives actionable data to improve business operations, and enables Quest’s clients to excel in their business and sustainability responsibilities. For more information, visit www.qrhc.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, which provides a "safe harbor" for such statements in certain circumstances. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors, including, but not limited to, competition in the environmental services industry, the impact of the current economic environment, the spread of major epidemics (including Coronavirus) and other related uncertainties such as government-imposed travel restrictions, interruptions to supply chains, commodity price fluctuations, and extended shut down of businesses, and other factors discussed in greater detail in our filings with the Securities and Exchange Commission (“SEC”), including our Annual Report on Form 10-K for the year ended December 31, 2023. You are cautioned not to place undue reliance on such statements and to consult our SEC filings for additional risks and uncertainties that may apply to our business and the ownership of our securities. Our forward-looking statements are presented as of the date made, and we disclaim any duty to update such statements unless required by law to do so.

Investor Relations Contact:

Joe Noyons

Three Part Advisors, LLC

(817) 778-8424